Exhibit 10(oo)

EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”), made in Stamford, Connecticut as of October 31, 2018, between United Rentals, Inc., a Delaware corporation (the “Company” and together with its affiliates, the “Group”), and Paul McDonnell (“Executive”).
WHEREAS, the Company desires to employ Executive as its EVP Sales & Specialty Operations (the “Position”), and Executive desires to accept such employment on the terms and conditions hereinafter set forth, including, but not limited to, the relocation described herein;
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:
1.At Will Employment.
Executive will be employed by the Company at will, which means that either Executive or the Company may terminate the employment relationship at any time and for any reason or no reason. Notwithstanding the foregoing, following the termination of Executive’s employment, Executive shall be entitled to the compensation and benefits provided for in Section 4 of this Agreement, as applicable depending on the circumstances of such termination, in accordance with such provisions.
2.Employment.
(a)Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve in the Position. As a precondition to the offer and acceptance of this Agreement, Executive understands and agrees that Executive’s duties and responsibilities shall be focused and located substantially outside of California.
(b)Performance of Duties. During Executive’s employment, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the President of the Company (or his/her designee) and serve the Company to the best of Executive’s ability in the Position. Executive shall devote Executive’s full business time, attention and best efforts to the business and affairs of the Company. In Executive’s capacity in the Position, Executive shall have such duties and responsibilities as are customary for Executive’s position and any other duties and responsibilities Executive may be assigned by the President and Chief Executive Officer (or his/her/their designee) of the Company.
(c)Place of Performance. Executive shall perform his/her duties across North America and portions of Europe. Executive recognizes that Executive’s duties will require, at the Company’s expense, routine travel to domestic and international locations.
3.Compensation and Benefits.
(a)Base Salary. The Company agrees to pay to Executive his current base salary (“Base Salary”). The Compensation Committee of the Board of Directors of the Company may determine in its sole discretion to increase or decrease the Base Salary. The Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices. If Executive’s Base Salary is increased or decreased, such adjusted Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)Annual Incentive Bonus. With respect to each year during Executive’s employment hereunder, Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) pursuant to the terms of the United Rentals, Inc. Annual Incentive Compensation Plan or any successor plan thereto, as it may be amended from time to time (the “Annual Incentive Plan”).

Executive’s target incentive opportunity under the Annual Incentive Plan shall be 90% of Base Salary (as determined at the beginning of the applicable performance period). The Annual Bonus for a year (if any) shall be paid to Executive in accordance with the terms of the Annual Incentive Plan.
(c)Long-Term Incentive Awards. Executive will be eligible to participate in and receive awards under the long-term incentive programs maintained by the Company from time to time in the sole discretion of the Company. Any such long-term incentive awards will be subject to the terms and conditions set forth in the applicable plan and award agreement.
(d)Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. Executive shall be entitled to not less than 20 vacation days per year, such days to be accrued and used in accordance with Company policy.
(e)Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement in accordance with, and subject to, the Company’s standard policies and procedures. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of reasonably itemized statements of such expenses in accordance with the Company’s standard policies and procedures as in effect from time to time.
(f)Reimbursement of Compensation. In the event that payment of any compensation to Executive is predicated upon the achievement of certain financial results that subsequently are the subject of a Mandatory Restatement (as defined below) and a lower payment (or no payment) would have been made to Executive based upon the restated financial results, Executive shall reimburse the Company the difference between (i) the amount actually paid to Executive and (ii) the amount that would have been payable to Executive reduced by the Net Tax Costs (as defined below), based upon the restated financial results. Executive’s reimbursement to the Company shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Company’s financial statement which, in the good faith opinion of the Company’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors of the Company concludes were beyond the control and responsibilities of Executive and that occurred regardless of Executive’s diligent and thorough performance of Executive’s duties and responsibilities. “Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Executive in respect of the portion of the compensation subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to Executive (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether Executive would be required to amend any prior income or other tax returns.
(g)No Other Compensation or Benefits; Payment; Withholdings. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.
(h)Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.
(i)Indemnification. The Company shall indemnify Executive in accordance with, and subject to, the terms of the indemnification agreement in the form attached hereto as Exhibit A (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.
4.Compensation Following Termination. Except as provided in this Section 4, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of Executive’s employment, regardless of the reason for such termination.
(a)General. On any termination of Executive’s employment, Executive shall be entitled to:
(i)any accrued but unpaid Base Salary for services rendered through the date of termination;
(ii)any vacation accrued but unused as of the date of termination;
(iii)any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(e) of this Agreement;
(iv)receive any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company; and
(vi)    such rights as Executive has under the terms of the Indemnification Agreement.
(b)Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated (i) by the Company for Cause (as defined below) or (ii) by Executive without Good Reason (as defined below), Executive shall be entitled only to those items identified in Section 4(a).
(c)Termination by Reason of Death or Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), Executive (or Executive’s estate, as the case may be) shall be entitled only to the following:
(i)those items identified in Section 4(a); and
(ii)if Executive (or, following Executive’s death, Executive’s spouse) is eligible for and timely elects medical continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 for Executive and Executive’s spouse and/or dependents then currently enrolled in such coverage (“COBRA Continuation Coverage”), the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The “COBRA Payment End Date” shall be the earlier of (A) 18 months following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under any group health plan of the new employer. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility.
(d)Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled only to the following:

(i)those items identified in Section 4(a);
(ii)if Executive is eligible for and timely elects COBRA Continuation Coverage, the Company will pay the monthly premiums for the level of coverage Executive maintained on the date of termination through the COBRA Payment End Date, provided that if during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under any group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility; and
(iii)an amount equal to 190% of Executive’s Base Salary as of the date of termination, which, subject to Section 7(k), shall be payable (x) only if, and to the extent, Executive is performing services, without breach, consistent with the Consulting Agreement entered into contemporaneously with this Agreement (the “Consulting Agreement”), and (y) in substantially equal installments during the 24-month period following the date of termination in accordance with the Company’s normal payroll practices, provided, however, employee continues to perform services under, and otherwise is in compliance with, the Consulting Agreement, and further provided that the first payment shall be on the pay day coinciding with or next following the sixtieth (60th) day after the date of termination, and such payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of termination.
(e)Definitions of Cause, Good Reason and Disability.
(i)For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) Executive has willfully misappropriated any funds or property of the Group, or has willfully destroyed property of the Group; (B) Executive has committed (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform Executive’s duties and responsibilities with the Company or that causes material damage to the Group or its operations or reputation; (C) Executive has (1) obtained personal profit from any transaction of or involving the Company or an affiliate of the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior approval of the Company or (2) engaged in any other willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Group and which has resulted or is reasonably likely to result in material damage to the Group; (D) Executive’s material failure to perform Executive’s duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(e)(i)(D) shall be effective only if, within 20 days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform Executive’s duties and that reasonably identifies the reason(s) for such determination, Executive has failed to cure such failure to perform; (E) Executive’s use of alcohol or drugs has materially interfered with Executive’s ability to perform Executive’s duties and responsibilities with the Company; (F) Executive has knowingly made any untrue statement or omission of a material nature to the Company or an affiliate of the Company; (G) Executive has knowingly falsified Company records (or those of one of its affiliates); (H) Executive has willfully committed any act (1) which is intended to materially damage the reputation of the Company or an affiliate of the Company or (2) which in fact materially damages the reputation of the Company or an affiliate; (I) Executive (1) has willfully violated the Company’s material policies or rules (including, but not limited to, the Company’s equal employment opportunity policies), which violation has resulted or is reasonably likely to result in damage to the Group, or (2) is guilty of gross negligence or willful misconduct in the performance of Executive’s duties with the Company, which has resulted or is reasonably likely to result in material damage to the Group; (J) Executive has materially breached a covenant set forth in Section 5 or otherwise materially violated any confidentiality, non-competition or non-solicitation prohibitions imposed on Executive under common law or under the terms of any agreement with the Company; or (K) Executive has willfully obstructed or attempted to obstruct, or has willfully failed to cooperate with, any investigation authorized by the Board of Directors of the Company or any governmental or self-regulatory authority regarding a Company matter.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) the Company removes Executive from the Position, other than due to Executive’s resignation; (B) the Company decreases or fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (C) a material breach of this Agreement by the Company; (D) material diminution of Executive’s duties or responsibilities (it being understood by the parties that a simultaneous increase and decrease of Executive’s duties and responsibilities shall not constitute Good Reason) or (E) the failure by the Company to obtain the express written assumption of this Agreement by any successor to all or substantially all of the Company’s business or operations; provided, however, that a termination by Executive for Good Reason under this Section 4(e)(ii) shall be effective only if, within thirty (30) days following delivery of a written notice by Executive to the Company that Executive is terminating Executive’s employment for Good Reason and that reasonably identified the reason(s) for such determination, such notice to be given not later than ninety (90) days after the occurrence (or, if later, the date that Executive becomes aware or reasonably should have become aware of such occurrence) of the event(s) claimed to constitute Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.
(iii)For purposes of this Agreement, a “Disability” shall occur in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 90 consecutive days or (B) six months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period to the extent permitted by Section 409A.
(f)Effect of Material Breach of Section 5 on Compensation Following Termination of Employment. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 5 hereof, or any agreement referenced or incorporated herein, including without limitation the Consulting Agreement, except as otherwise required by law, Executive shall not be entitled to any payments (or if payments have commenced, any continued payment) under this Section 4 or under any such other agreement.
(g)Resignation of Offices Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees that Executive will be deemed to resign from all offices and positions Executive holds with the Group; and further agrees that Executive shall execute such documents as shall be reasonably necessary to give effect to such resignations.
(h)No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, upon and following Executive’s termination of employment, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon (i) the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Group and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and (ii) Executive not revoking such release within seven days of Executive’s delivery of the release. The Company shall provide Executive with the proposed form of such release no later than seven (7) days following the date of termination, and Executive shall execute and cause to become irrevocable such release no later than fifty-two (52) days after the date of termination.

5.Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
(a)No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
(b)Noncompetition; Nonsolicitation.
(i)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers, vendors, distributors and suppliers of the Company renders Executive special and unique within the Company’s industry. In consideration of Executive’s continued employment, any other referenced or incorporated agreements, including without limitation the Consulting Agreement, any payment(s) by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company, and (ii) the period beginning on the date of termination of employment and ending 24 months after the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly (whether through affiliates, relatives, or otherwise), engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5(b) will not be deemed breached solely because Executive passively owns, without Executive’s active involvement, less than 5% of the outstanding common stock of a publicly-traded company.
(ii)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers, vendors, distributors and suppliers of the Company renders Executive special and unique within the Company’s industry. In consideration of Executive’s continued employment, any other referenced or incorporated agreements, including without limitation the Consulting Agreement, any payment(s) by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during and after Executive’s employment with the Company, Executive shall not use the Company’s proprietary information to directly or indirectly (whether through affiliates, relatives, or otherwise), engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5(b) will not be deemed breached solely because Executive passively owns, without Executive’s active involvement, less than 5% of the outstanding common stock of a publicly-traded company.
(iii)In further consideration of any payment(s) by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof), any other referenced or incorporated agreements, including without limitation the Consulting Agreement, and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly (whether through affiliates, relatives, or otherwise), (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Group to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Group to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor, distributor or supplier of the Group in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer, vendor, distributor or supplier of the Group to cease to do business or to reduce the amount of business which such customer, vendor, distributor or supplier has customarily done or contemplates doing with the Group, whether or not the relationship between the Company or its affiliate and such customer, vendor, distributor or supplier was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5(b) only, during the Covered Time, the terms “customer,” “vendor,” “distributor,” and “supplier” shall mean a customer, vendor, distributor or supplier who has done business with the Group within 12 months preceding the termination of Executive’s employment.
(iv)Executive understands that the provisions of this Section 5(b) may limit Executive’s ability to earn a livelihood in a business similar to the business of the Group but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder and/or in any other referenced or incorporated agreement, including without limitation the Consulting Agreement, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, which may allow Executive to sufficiently earn a living in other available industries, Executive agrees that Executive will not assert in any forum that any provisions of this Agreement prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable. Executive further affirms that Executive has reviewed this provision, as well as this Agreement in its entirety, with counsel of Executive’s choosing.
(v)For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Group is currently engaged, including, but not limited to, renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial work platforms, traffic safety equipment, trench safety equipment, pumps, tanks, filtration, power and HVAC equipment, industrial equipment, sanitation equipment, landscaping equipment, home repair equipment, maintenance equipment, contractor supplies, general tools, light equipment and specialty equipment, as well as the buying of companies that engage in such activities, along with the training and computer systems designed, developed and utilized with respect to support any of the foregoing; (ii) any other future business which the Group engages, or has planned to engage, in to a material extent during Executive’s employment with the Company; and (iii) any entities such as, but not limited to 1) Aggreko, 2) Ahern Rentals, 3) BlueLine Rental, 4) Caterpillar, 5) CAT Rental, 6) Deere & Co., 7) H & E Equipment, 8) Herc Rentals, 9) Home Depot, 10) Mobile Mini, 11) Sunstate Equipment, 12) Sunbelt Rentals, 13) Synergy Equipment, 14) any company on the “RER 100” list, and 15) any affiliate or dealer of any of the foregoing.
(vi)For purposes of this Agreement, “Restricted Area” means (i) the (A) states of: 1) Alabama, 2) Alaska, 3) Arizona, 4) Arkansas, 5) [deleted at request of Executive], 6) Colorado, 7) Connecticut, 8) Delaware, 9) Florida, 10) Georgia, 11) Hawaii, 12) Idaho, 13) Illinois, 14) Indiana, 15) Iowa, 16) Kansas, 17) Kentucky, 18) Louisiana, 19) Maine, 20) Maryland (including the District of Columbia), 21) Massachusetts, 22) Michigan, 23) Minnesota, 24) Mississippi, 25) Missouri, 26) Montana, 27) Nebraska, 28) Nevada, 29) New Hampshire, 30) New Jersey, 31) New Mexico, 32) New York, 33) North Carolina, 34) North Dakota, 35) Ohio, 36) Oklahoma, 37) Oregon, 38) Pennsylvania, 39) Rhode Island, 40) South Carolina, 41) South Dakota, 42) Tennessee, 43) Texas, 44) Utah, 45) Vermont, 46) Virginia, 47) Washington, 48) West Virginia, 49) Wisconsin, and 50) Wyoming; (B) the Canadian Provinces of 1) New Brunswick, 2) Newfoundland and Labrador, 3) Nova Scotia, 4) Ontario, 5) Prince

Edward Island, 6) Quebec, 7) Manitoba, 8) Saskatchewan, 9) Alberta, and 10) British Columbia; and (C) the countries of 1) United Kingdom, 2) France, 3) Germany, 4) Netherlands and 5) Poland; (ii) any state in the United States, any province in Canada and any country in Europe in which the Group conducts any business on the date of the determination of whether Executive is engaged in a Competing Business or at any time within 12 months preceding such date; and (iii) the area within a 50 mile radius of any office, branch or facility of the Group (whether foreign or domestic) in which the Group conducts any business on the date of the determination of whether Executive is engaged in a Competing Business or at any time within 12 months preceding such date. With respect to Europe only, a “Competing Business” shall mean only such business(es) in which the Group is, at that time, engaged, and any other future business(es) in which the Group has taken substantive steps towards engaging, in any European country or portion thereof.
(vii)In the event that Executive ceases employment with the Company for any reason, Executive shall provide any prospective or actual new employer with a copy of this Agreement. Regardless of the foregoing, the Company shall have a right to provide any prospective or actual new employer with a copy of this Agreement. To the extent required by state or local law, compensation sections relating to Executive’s employment with the Company may be redacted.
(c)Confidential Information; Surrender of Records, Nondisclosure.
(i)Executive acknowledges that during the course of Executive’s employment with the Company Executive will necessarily have access to and make use of proprietary information and confidential records of the Group. Executive covenants that Executive shall not, during Executive’s employment or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Group; (b) the name and/or address of any customer, vendor, distributor or supplier of the Group or any information concerning the transactions or relations of any customer, vendor, distributor or supplier of the Group with the Group or any of its partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Group but not generally known to its or their customers, vendors, distributors, suppliers or competitors, or under development by or being tested by the Group but not at the time offered generally to customers, vendors, distributors or suppliers; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Group; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Group; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Group; (h) any information belonging to customers, vendors, distributors or suppliers of the Group or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; (j) information regarding the Company’s current employees and their assigned duties and compensation; (k) all written, graphic, electronic, digital, and other material relating to any of the foregoing; and (l) all trade secrets of the Group. Executive acknowledges and understands that information that is not novel or copyrighted or patented or a trade secret may nonetheless be proprietary information. The term “proprietary information” shall not include information that is or becomes generally available to and known by the public through no direct or indirect efforts of Executive or information that is or becomes available to Executive on a non-confidential basis from a source other than the Group, or the directors, officers, employees, partners, principals or agents of the Group (other than as a result of a breach of any obligation of confidentiality).

(ii)Executive shall not during Executive’s employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, digital, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Group (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
(iii)Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, to the extent permitted by law, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(iv)Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.
(d)Non-Disparagement. During the term of this Agreement and thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Group or any of its employees, officers or directors.
(e)Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of Executive’s employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
(f)Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Group of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. Executive agrees that his/her obligations under this Agreement supplement and are in addition to, and shall not supersede, modify or otherwise affect, his/her obligations under any restricted stock, option or other equity agreements. Nothing contained herein shall adversely affect or impair the Company’s right to enforce any of the restrictive covenants or other post-employment obligations contained in any restricted stock, option or other equity agreement, at the Company’s sole discretion.
6.Successors; Binding Agreement.
(a)Company’s Successors. Executive hereby acknowledges, agrees and hereby consents that this Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s further consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or any assignee thereof.
(b)Executive’s Successors. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to Executive’s legal representatives or estate.
7.Miscellaneous.
(a)Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that Executive shall perform Executive’s duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.
(b)Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary for work performed in connection with such obligation, provided that Executive shall not be entitled to receive per diem fees in respect of cooperation provided during any period for which Executive is receiving payments pursuant to Section 4 above and further provided that such work shall be approved in advance in writing by the Company and (ii) reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.
(c)Assistance in Proceedings, Etc. Executive shall, during and after Executive’s employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Group. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary (with portions of days being aggregated to form days of eight hours) for material work performed in connection with such obligations (i.e., Executive is required to attend a meeting or spend more than one hour during a day responding to or otherwise participating in telephone, email, or telecopy communications) subsequent to termination of Executive’s employment with the Company, provided that (A) such work is approved in advance in writing by the Company, (B) no payments shall be due in connection with assistance provided during any period for which Executive is receiving payments pursuant to Section 4 above and (C) no payments shall be due for any time Executive spends testifying before the U.S. Securities and Exchange Commission or in any proceeding; and (ii) reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.
(d)Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.
(e)No Right of Set-off. Subject to Section 4(f), the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
(f)Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the reputation of the Group or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Group. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.
(g)Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.
(h)Executive agrees to submit solely and exclusively to the jurisdiction of an arbitration panel located within the State of Connecticut and to the extent entry of any order or injunctive relief is appropriately sought in a court, solely and exclusively to a court located within the State of Connecticut.
(i)Arbitration.
(i)General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters arising out of or related to this Agreement, any other agreement between Executive and the Company, or Executive’s employment with the Company or the termination thereof, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to employment (the “Claims”), provided, however, that disputes under the Indemnification Agreement and the disputes set forth in subsection ii, below, shall not be arbitrable pursuant to this provision. The substantive laws of the State of Connecticut shall apply to this arbitration agreement, except that the enforceability of this arbitration agreement shall be determined solely and exclusively by the arbitration panel under the Federal Arbitration Act.
(ii)Claims Not Covered by the Agreement. To the extent required by law, any claims for workers’ compensation insurance and unemployment insurance and any Claims that cannot be arbitrated as a matter of law are not covered by this Agreement. This Agreement does not prohibit

Executive from filing an administrative charge or complaint of discrimination or harassment with the Equal Employment Opportunity Commission or any federal, state, or local equal agency for which Executive cannot waive Executive’s rights as a matter of law.
(iii)Injunctive Relief. Notwithstanding anything to the contrary contained herein, either (y) the Company and/or any affiliate of the Company (if applicable) or (z) Executive shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction. For purposes of seeking injunctive relief, the Company and Executive hereby consent to the sole and exclusive jurisdiction of: any state court sitting in Fairfield County, Connecticut; any federal court in the District of Connecticut. Any relief granted may be entered in any court of competent jurisdiction, subject to subsection 7(i)(viii).
(iv)The Arbitration. Any arbitration pursuant to this Section 7(i) will take place within Fairfield County, Connecticut or within New York, New York, under the auspices of the American Arbitration Association, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect (the “Rules”), which are available at https://www.adr.org or by requesting a copy from the Company, and before a panel of three neutral arbitrators selected in accordance with the Rules. Judgment upon the award rendered by the arbitrators will be final and binding on both parties and may be entered in: any state court sitting in Fairfield County, Connecticut; any federal court in the District of Connecticut, or such other court as may be necessary for enforcement of any order or judgment of the court. In the event of a conflict between the Rules and this arbitration agreement, this Agreement shall prevail.
(v)Arbitration Procedure. The arbitrator will be permitted to award only those remedies in law or equity that are requested by the parties and allowed by local, state and/or federal substantive law applicable to the Claim(s). The parties will have the right to conduct discovery in accordance with the Rules, and the arbitrator shall have the power to decide any discovery disputes between the parties. The parties may call witnesses, cross-examine the other party’s witnesses, and present evidence during the arbitration proceeding in accordance with the Rules, as applied by the arbitrator. The parties understand and agree that the arbitrator’s ruling will be final and binding on both each of them and any other party in the arbitration proceeding, and cannot be reviewed for error of law or legal reasoning of any kind.
(vi)Administrative Remedies / Statute of Limitations. If either party fails to make a written request for arbitration within the statute of limitations period applicable to a Claim under applicable law, or otherwise fail to comply with the administrative prerequisites to filing certain types of claims, that party will have waived the right to raise that claim in any forum.
8.    Confidentiality. The parties shall maintain the confidential nature of the arbitration proceedings and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing, or as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law. Resolution of the dispute shall be based solely upon the law governing the Claims and defenses pleaded.
(vii)Fees and Expenses. In any arbitration or action for injunctive relief pursuant to this Agreement except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand, except to the extent that Employee makes a claim for which applicable law requires the Company to pay a greater portion or all of the arbitration fees and expenses, in which case the Company shall pay such fees and expenses.
(viii)Exclusive Forum. Except as permitted by Section 7(i)(iii)hereof, arbitration in the manner described in this Section 7(i)shall be the sole and exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(i)(iii), should Executive or the Company attempt to resolve an

Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(i), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach, including without limitation any motion or other efforts related to seeking dismissal or transfer to the agreed upon forum. Notwithstanding any other provision of this Agreement, if either party commences any action or proceeding in any forum other than as provided for in this Agreement, and the court(s) of any one or more of such jurisdictions hold that any provision or obligation of Section 5 of this Agreement is unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that, in addition to the other rights and remedies of the parties as set forth in this Agreement, such determination not bar or in any way affect the other party’s right to the relief provided above in the courts or arbitration proceedings of any other jurisdiction within the geographic scope of the restrictive covenants set forth in Section 5, above, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(j)Section 409A of the Code.
(i)This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limit, under Section 409A.
(ii)Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period, together with interest at the applicable federal rate pursuant to Section 1274 of the Code. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement.
(iii)To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
(k)Entire Agreement. This Agreement (including the plans and agreements referenced in Section 3), as well as other agreements referenced in or incorporated into this Agreement, including without limitation the Consulting Agreement, contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, , understandings, commitments and practices between them respecting Executive’s employment, except for agreements involving the confidentiality of the Company’s confidential information and trade secrets and the ownership of intellectual property, to the extent that such agreements provide greater rights to the Company than this Agreement, which shall remain in effect.

(l)Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.
(m)Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable, and that the court or arbitration panel may enforce each provision to the fullest extent enforceable even if such particular provision is not expressly divisible.
(n)Modification. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.
(o)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.
(p)Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.
(q)Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to United Rentals, Inc., 100 First Stamford Place - Suite 700, Stamford, CT 06902, attn: General Counsel; and (ii) in the case of Executive, to Executive at Executive’s last address on file with the Company, or to such other address of Executive as may be approved by the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered, on the date following delivery to an overnight delivery service for next day delivery prior to such service’s deadline for such delivery, or on the date that is three days after the date of mailing if sent by registered or certified mail.
(r)Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement or the Indemnification Agreement. The respective obligations of Executive and the Company as provided in the Indemnification Agreement, and

Sections 4, 5, 6 and 7 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.
(s)Counterparts. This Agreement may be executed digitally, electronically and/or by facsimile, and may be transmitted digitally, electronically, and/or by facsimile, in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, in Connecticut, all as of the date and year first written above.

UNITED RENTALS, INC.	EXECUTIVE:
By: /s/ Craig Pintoff	/s/ Paul McDonnell
Name: Craig Pintoff Title: EVP, Chief Administrative and Legal Officer	Paul McDonnell

EXHIBIT A
INDEMNIFICATION AGREEMENT

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